     As filed with the Securities and Exchange Commission on April 22, 1999
                            Registration No. 333-____


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                  ____________________________________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                  ____________________________________________

                                  MODACAD, INC.
                           (Exact name of registrant)

     California                       7372                     95-4145930
(State or jurisdiction     Primary Standard Industrial      (I.R.S. Employer
of incorporation or         Classification Code Number    Identification Number)
organization)
                              3861 Sepulveda Blvd.
                          Culver City, California 90230
                                 (310) 751-2100
               (Address, including zip code, and telephone number,
              including area code, of principal executive offices)
                  ____________________________________________

                                 JOYCE FREEDMAN
                             Chief Executive Officer
                                  Modacad, Inc.
                              3861 Sepulveda Blvd.
                          Culver City, California 90230
                                 (310) 751-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                  ____________________________________________

                                   Copies to:
                             JOHN A. ST. CLAIR, ESQ.
                              SYLVIA K. BURKS, ESQ.
                            TOM W. ROTHENBUCHER, ESQ.
                                Coudert Brothers
                      1055 West Seventh Street, 20th Floor
                          Los Angeles, California 90017
                                 (213) 688-9088
                  ____________________________________________

                Approximate date of proposed sale to the public:
    From time to time after the effective date of this Registration Statement

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. __

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. _x_

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. __

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. __

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
   Title of                                          Proposed
Each Class of                      Proposed          Maximum
  Securities       Amount           Maximum         Aggregate         Amount of
    to be          to be         Offering Price      Offering       Registration
  Registered    Registered(1)     per Security         Price             Fee
--------------------------------------------------------------------------------
Common Stock        25,300(2)         $12.19        $  308,407           $   86
Common Stock       109,200(3)         $12.19        $1,331,148           $  370
Common Stock       126,316(4)         $19.00        $2,400,004           $  668
Common Stock        30,000(5)         $12.19        $  365,700           $  102
Common Stock         2,000(5)         $12.19        $   24,380           $    7
                                                    ----------          --------
TOTAL                                               $4,429,639           $1,233
================================================================================

(1) In the event of a stock split, stock dividend, or similar transaction involving common stock of the Company, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) The Company, in connection with its initial public offering, issued to the underwriter, W. B. McKee Securities, Inc., warrants (the "Underwriter Warrants"), which are exercisable at $6.00 per unit to purchase a unit consisting of one share of common stock and one redeemable warrant to purchase one share of common stock (the "Underwriter Underlying Warrants"). Such shares of common stock are issuable upon exercise of the Underwriter Warrants. Pursuant to Rule 457(g) the Securities Act, the registration fee for the common stock issuable upon exercise of the Underwriter Warrants has been calculated based upon the average of the high and low prices for the Company's common stock as reported on the Nasdaq National Market on April 19, 1999. Pursuant to Rule 429 of the Securities Act, the common stock registered hereby replaces 25,300 of the 140,000 shares of common stock registered under a registration statement on Form S-3, filed with the Securities and Exchange Commission (the "SEC") on May 8, 1997, as amended, which became effective June 18, 1997, (Registration No. 333-26691) (the "1997 Registration Statement") in connection with which the Company paid a registration fee of $46 to the SEC.

(3) Such shares of common stock are issuable upon exercise of the Underwriter Underlying Warrants. Pursuant to Rule 457(g) of the Securities Act, the registration fee for such securities has been calculated based upon the average of the high and low prices for the Company's common stock as reported on the Nasdaq National Market on April 19, 1999. Pursuant to Rule 429 of the Securities Act, the shares of common stock issuable upon exercise of the Underwriter Underlying Warrants registered hereby replace 109,200 of the 140,000 shares registered under the 1997 Registration Statement, in connection with which the Company paid a registration fee of $301 to the SEC.

(4) Such shares of common stock are issuable upon exercise of warrants previously issued to Intel Corporation (the "Intel Such shares of common stock are issuable upon exercise of warrants previously issued to Intel Corporation (the "Intel Warrant"). Pursuant to Rule 457(g) of the Securities Act, the registration fee for such securities has been calculated based upon the exercise price of the Intel Warrant.

(5) Such shares of common stock are issuable upon exercise of non-employee director warrants (the "Non-Employee Director Warrants"). Pursuant to Rule 457(g) of the Securities Act, the registration fee for such securities has been calculated based upon the average of the high and low prices for the Company's common stock as reported on the Nasdaq National Market on April 19, 1999.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                           Subject to Completion, Dated April __, 1999

                                  Modacad, Inc.

                         292,816 Shares of Common Stock

                      The Securities Offered Hereby Involve
                    a High Degree of Risk. See "Risk Factors"
                          on Page 5 of This Prospectus.

     This prospectus relates to 292,816 shares of the common stock of Modacad, Inc. We previously issued to W.B. McKee Securities, Inc., the underwriter in our initial public offering, warrants (the "Underwriter Warrants") to purchase a unit consisting of one share of common stock and one warrant (the "Underwriter Underlying Warrants"). Of the 292,816 shares to which this prospectus relates, 25,300 shares are issuable upon exercise of the 25,300 currently outstanding Underwriter Warrants, exercisable at $6.00 per share and expiring on March 27, 2001; (ii) 83,900 shares are issuable upon exercise of 83,900 currently outstanding Underwriter Underlying Warrants, exercisable at $9.10 per share, and expiring on March 27, 2001; and (iii) 25,300 shares are issuable upon exercise of Underwriter Underlying Warrants which, in turn, are issuable upon exercise of the 25,300 outstanding Underwriter Warrants. The Underwriter Underlying Warrants are redeemable at our option upon 30 days notice to holders of the Underwriter Underlying Warrants at a price of $0.01 per warrant if the closing bid price of the common stock averages in excess of $7.50 for 20 consecutive trading days ending within 15 days of such notice.

     The shares covered by this prospectus also include 158,316 shares of common stock issuable upon exercise of warrants exercisable for (a) 126,316 shares of common stock we issued to Intel Corporation in connection with a software development agreement we entered into with Intel in November 1997 (the "Intel Warrants"), and (b) 32,000 shares issuable upon exercise of warrants previously issued to our non-employee directors (the "Non-Employee Director Warrants"). The Intel Warrants expire on November 13, 2002, and are exercisable at a price of $19.00 per share. Of the Non-Employee Director Warrants, (a) 2,000 are exercisable at a price of $4.25 per share and expire on May 7, 2001, and (b) 30,000 are exercisable at a price of $9.50 per share and expire as follows: (i) 8,000 on July 29, 2002; (ii) 4,000 on October 26, 2007; and (iii) 18,0000 on
October 8, 2008.

     The Underwriter Warrants, the Underwriter Underlying Warrants, the Intel Warrants and the Non-Employee Director Warrants are sometimes together referred to herein as the "Warrants." The Warrants and the shares are sometimes referred to herein as the "Securities." Pursuant to this prospectus, the selling security holders identified in this prospectus (the "Selling Security Holders") may sell some or all of the shares, including the shares they may receive by exercising the Warrants, to new purchasers, through ordinary brokerage transactions, directly to market makers of our shares, or through any of the other means described in the "Plan of Distribution" of this Prospectus section beginning on page 22. The Selling Security Holders will receive all of the proceeds from the sale of the shares, less any brokerage or other expenses of sale incurred by them. We will receive as the exercise price of the Warrants up to $4,429,639 (less estimated offering expenses of approximately $78,277) if the Selling Security Holders exercise all of the Warrants.

     Our common stock is quoted on the Nasdaq National Market under the symbol "MODA."

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  The date of this prospectus is April __, 1999

                                TABLE OF CONTENTS

                                                                         Page
WHERE YOU CAN FIND MORE INFORMATION.........................................3

THE COMPANY.................................................................4

RISK FACTORS................................................................4

USE OF PROCEEDS............................................................19

RECENT DEVELOPMENTS........................................................19

SELLING SECURITY HOLDERS...................................................19

PLAN OF DISTRIBUTION.......................................................22

LEGAL MATTERS..............................................................23

EXPERTS....................................................................23

We have not authorized anyone to give any information or to make any representations not contained in this prospectus. You should only rely on the information or representations in this prospectus and in any prospectus supplement. This prospectus does not offer to sell or buy any Securities in any jurisdiction where it would be unlawful to do so. You should only assume that the information in this prospectus or any prospectus supplement is accurate as of the date on the front of the documents.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You can inspect and copy the registration statement, as well as such reports, proxy statements and other information at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the SEC's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's web site at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market. You may inspect reports, proxy and information statements and other information about us at the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities covered by this prospectus. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.

     We previously filed the following documents with the SEC, and they are incorporated by reference in this prospectus:

     -    Our Annual Report on Form 10-KSB for the year ended December 31, 1998;

     - Our Current Reports on Form 8-K, filed with the SEC on March 26, 1999, April 9, 1999 and April 14, 1999; and

     - The description of our common stock set forth in our registration statement on Form 8A, filed with the SEC on March 28, 1996, including any amendments or reports filed for the purpose of updating such description.

     - All future reports and other documents filed by us pursuant to section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

     We will provide without charge to you, on written or oral request, a copy of any or all of the documents which have been or may be incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information this prospectus incorporates). You should direct any requests for such copies to Modacad, Inc., 3861 Sepulveda Blvd., Culver City, California 90230. Attention:
President, Telephone: (310) 751-2100.

     This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. Statements contained herein concerning the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each such statement is qualified in its entirety by reference to the applicable document filed with the SEC.

                                   THE COMPANY

     Modacad, Inc. is a California corporation, founded in February 1988. Our executive offices are located at 3861 Sepulveda Blvd., Culver City, California and our telephone number is (310) 751-2100. We develop and provide technologies and digital content for electronic merchandising in the business-to-consumer and the business-to-business contexts of the apparel, textile, home furnishings and home design industries.

                                  RISK FACTORS

     There are Forward-Looking Statements in this Prospectus that May not Prove to be Accurate. This prospectus contains or incorporates forward-looking statements including statements regarding, among other items, our business strategy, growth strategy, and anticipated trends in our business. We may make additional written or oral forward-looking statements from time to time in filings with the SEC or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. Forward-looking statements speak only as of the date the statement is made and are based largely on our expectations. They are subject to a number of risks and uncertainties, some of which can not be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus (or made in documents incorporated in this prospectus), including those set forth in "Risk Factors" and "The Company", describe factors, among others, that could contribute to or cause such differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this Section.

     There are Risks Associated with Changes in our Primary Business Focus to Become an Internet E-Commerce Business and in Implementing New Strategy. Modacad was incorporated in 1988 to develop, market and support software products based on its proprietary modeling and rendering technology for use in the apparel, textile and home furnishings industries. Until 1992, we were primarily engaged in research and development and had only limited revenues. Historically, our major focus was the business-to-business marketplace. In 1998, we began to shift our focus to the emerging consumer Internet electronic commerce ("e-commerce") market, using our technologies and data bases developed for the business-to-business market place in such a way as to give us critical advantages in positioning ourselves as a key enabler of electronic commerce for the Apparel, textile, home furnishings and home design industries.

     Due to the recent shift in our business strategies, we have a limited operating history in a major portion of our current product/service mix. Our limited operating history, especially with respect to the products and services on which we now plan to focus, and our evolving business model make the prediction of future operating results difficult, and there is no assurance that we will be profitable in the future. Our prospects are subject to the risks, expenses and uncertainties frequently encountered by companies that operate in the new and rapidly evolving markets for Internet products and services. Successfully achieving our growth plan in the e-commerce industry depends on, among other things:

     -    our ability to continue to establish,  develop and successfully market
          the   Fashiontrip.com,   Styleclick.com   and  other  brands  used  in
          connection with our e-commerce business;

     -    our ability to generate revenues through advertising on our websites;

     - our ability to handle increased volumes of e-commerce sales conducted through our sites without errors or interruptions in service;

     - our ability to provide superior product imaging compared to other existing and future shopping sites on the Internet;

     - our ability to provide superior product search capabilities compared to other shopping sites on the Internet;

     - our ability to develop enhancements of our websites and additional add-on sites;

     - our ability to maintain and increase the levels of traffic on the Fasiontrip.com, Styleclick.com and other websites and to increase the number of purchases made by visitors on the websites;

     - our ability to develop or acquire services or products equal or superior to those of our competitors;

     - the widespread adoption by consumers of online shopping as a preferred shopping method;

     - our ability to create and maintain relationships with a significant number of vendors whose products are marketable on the Internet;

     - our ability to maintain profitable pricing levels for the types of products and services we offer on the Internet despite likely increasing competition and other factors that could reduce market prices;

     - our ability to keep pace with changing technological developments affecting e-commerce and the Internet generally; and

     - our ability to continue to identify, attract, retain and motivate qualified personnel.

There can be no assurance that we will overcome the above risks and successfully implement our new business strategy.

     We are Dependent on Our Key Personnel and Need to Attract Additional Personnel. Our success depends to a significant extent on the continued service of certain key technical and management personnel, particularly Maurizio Vecchione and Joyce Freedman. Our growth and future success will depend in large part on our ability to continue to hire, motivate and retain those and other qualified employees. The competition for such personnel is intense, and the loss of key employees, or the failure to attract additional qualified personnel, could have an immediate and long-term adverse effect on us. Although Ms. Freedman and Mr. Vecchione each have entered into an employment agreement with us, there can be no assurance that we will be able to retain them or our other key employees in the future.

     There are Risks Associated with New Business Strategy. We believe that the success of our Internet shopping sites will depend in large part on our ability to attract e-commerce customers to our shopping sites, which, in part, depends on our ability to attract a broad range of retailers offering quality merchandise on our sites. We expect to incur significant costs in connection with the establishment, expansion and maintenance of Styleclick.com and additional sites launched by us in the future. These expenses include advertising and marketing expenses which are necessary to attract a high volume of traffic to our websites.

     The Industries at which our Products and Services are Focused are Subject to Uncertainties. Our products and services, including our Internet shopping sites, are focused on the apparel, textile, home furnishings and home design industries, which historically have been subject to seasonal variations. Any downturn, whether real or perceived, in economic conditions or prospects of the economy generally and of the apparel, textile, home furnishings and home design industries in particular, could adversely affect consumer spending habits and our business. Fashion and shopping trends can change rapidly, and our business may be sensitive to those changes. We cannot be certain that we will accurately anticipate shifts in fashion or shopping trends and adjust our merchandise mix or presentation format to appeal to changing consumer tastes in a timely manner. If we misjudge the market for the products to be sold on our website, or if we are unsuccessful in responding to changes in fashion or shopping trends or in market demand, our business, results and operations and financial condition could be materially adversely affected.

     We Have Limited Working Capital and May Need Additional Financing. To date, we have obtained working capital through our initial public offering, through our warrantholders' exercise of warrants, from the private placement of our securities, from licensing royalties and sale of assets, and from our general operations. We anticipate, based on current plans and assumptions relating to our operations, that existing resources and cash generated from operations should be sufficient to satisfy our contemplated cash requirements for up to 18 months from the date of this prospectus. However, we can not be certain that we will not require additional financing during such 18-month period. We may seek to raise additional capital before that time, depending on various considerations and developments, but our existing contractual restrictions restrict our freedom through April 2000 to make below market issuances of our securities. Proceeds from the exercise of outstanding warrants and options granted under our stock option plan could be a source of capital, although there can be no assurance of any such exercise, and we do not expect the anticipated proceeds from such exercises to provide a material amount of our needed capital. If current cash on hand and cash generated from operations is insufficient to satisfy our capital requirements, if an attractive opportunity to raise capital arises, or if our need for capital occurs sooner than we project, we may have to sell additional equity or debt securities or obtain other credit facilities, assuming we can do so on acceptable terms and consistent with our contractual restraints. There can be no assurance that any additional financing or other sources of capital will be available to us upon acceptable terms, or at all. The inability to obtain additional financing when needed would have a material adverse effect on our business, financial condition and operating results.

     We are Dependent on the Continued Growth in the Use of the Internet. Our future success is dependent upon continued growth in the use of the Internet and the World Wide Web as a shopping venue. Online shopping is relatively new, and it is difficult to predict the rate or extent of further growth, if any, in online shopping expenditures, particularly by customers in the Apparel, textile, home furnishings and home design industries. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty. We rely on consumers who have historically used traditional means of commerce to purchase merchandise. If we are to be successful, these consumers must accept and utilize novel ways of conducting business and exchanging information. In addition, critical issues concerning the commercial use of the Internet, such as ease of access, security, reliability, cost and quality of service, remain unresolved and may affect the growth of Internet use or the attractiveness of conducting e-commerce.

     The Internet may not prove to be a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary infrastructure, or failure to develop and commercialize timely telecommunications performance improvements. To the extent that the Internet continues to experience significant growth in the number of users and level of use, the Internet infrastructure may not be able to support the demands placed upon it by such growth and the performance or reliability of the Internet as an e-commerce marketplace may be adversely affected, which would have a material adverse effect on our ability to implement successfully our business strategy. In addition, use of the Internet or online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet or online services activity. Changes in or insufficient availability of telecommunications services to support the Internet or online services also could result in slower response times and adversely affect usage of the Internet and online services generally and, in particular, our business. Some websites have experienced interruptions in their services as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently in the future, Internet usage, as well as usage of our websites, could grow more slowly than expected, or could decline. If use of the Internet and online services does not continue to grow or grows more slowly than expected, if the infrastructure for the Internet and online services does not effectively support growth that may occur, or if the Internet and online services do not become a viable commercial marketplace, our business and financial condition would be materially adversely affected.

     The Markets for Some of our Products and Services are Still in Development. The markets for Internet shopping products and services, and the complementary Internet-enabled software, which are at the center of our new business strategy, have only recently begun to develop, are rapidly evolving and are increasingly competitive. Demand for, and market acceptance of, recently introduced products and services are subject to a high level of uncertainty and risk. It is difficult for us to predict whether, or how fast, these markets will grow. We cannot guarantee that the market for our online sales and marketing products, services and software will continue to develop or that demand for our products will be sustainable. If the market develops more slowly than expected or becomes saturated with competitors, or if our products do not sustain market acceptance, our business, operating results, and financial condition will be materially and adversely affected.

     The Viability of our Websites Functionality is Uncertain. Although technological feasibility of Fashiontrip.com, Styleclick.com has been achieved and operations of the sites begun, completing the site's development, and development of future sites, requires continued expansion and enhancement of major features. Successful operation of e-commerce software products as complex as those which provide Fashiontrip.com, Styleclick.com and our other websites may contain undetected programming errors or "bugs" that degrade performance or permit security breaches. Despite our significant testing, there is no assurance that errors will not occur, or security breaches that do occur will not result in loss of or delay in market acceptance of our websites and our e-commerce services. Furthermore, from time to time, we and others may announce new products, services, capabilities or technologies that have the potential to replace or shorten the life cycles of our existing products and services.

     We Face Rapid Technological Change and Frequent New Product Introductions. The e-commerce Internet markets for shopping and the market for related services, which only recently have come into existence, are characterized by rapid changes in technology, customer needs and preferences and evolving industry standards. The Internet e-commerce industry is relatively young and unpredictable. Consequently, we expect that it will encounter rapid product obsolescence and the necessity for frequent new and enhanced product and service introductions. The introduction of new technologies, including new operating systems and platforms, could render our products and services obsolete or unmarketable. Our future success will depend significantly on our ability to enhance our current products and services, to develop new products and services that meet changing customer needs on a timely and cost-effective basis, and to respond to emerging industry standards and other technological changes. The development of new products and services involves considerable expenditures and can take from several months to several years. Accordingly, new product and service development requires a long-term forecast of market trends and customer needs and often a substantial commitment of capital resources with no assurance that such products and services will be commercially viable. There can be no assurance that we will be successful in enhancing our existing products and services or developing new products and services on a timely basis or that such new or enhanced products and services will achieve market acceptance or sustain any such acceptance for any significant period. If we fail to anticipate or respond adequately to changes in technology and customer requirements and preferences, or if we encounter any significant delays in development of enhanced and new products and services, such failure and delay will have a material and adverse effect on our business, financial condition and results of operations.

     We Face the Need for Continual Development and Enhancements of our Products and Services. Our ability to compete in the e-commerce industry requires that we continue to enhance and improve the responsiveness, functionality and features of our online shopping facilities and related products and services. The Internet e-commerce industry is characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing websites, services and technologies obsolete. To the extent that higher bandwidth Internet access becomes more widely available through cable modems or other future technologies, we may be required to make significant changes to the design and content of our websites in order to compete effectively. Any failure to adapt effectively to these or any other technological developments could have a material adverse effect on our business, operating results, and financial condition.

     Our future success will depend, in part, on our ability to enhance our existing services and develop new products, services and e-commerce technologies that address the increasingly sophisticated and varied needs of our current and prospective vendors and customers. Success will also depend on our ability to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our online sales and marketing products, the content on our websites, our proprietary technology and the functionality and features of our websites result from and will require significant technical ability and investment. We can not be sure that we will successfully use new technologies effectively or adapt our websites, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. Our inability, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, would have a material adverse effect on our business, financial condition and results of operations.

     We are Dependent on a Single Core Technology and Have Limited Product Lines. To date, we have derived substantially all of our revenues from operations from sales of our CAD products for business-to-business design applications, our electronic merchandising products, and our consumer software, all of which are based on our core rendering and modeling technology. For the foreseeable future, enhancements to Styleclick.com, Fashiontrip.com and other existing products and services, and development and enhancement of future websites and other new e-commerce products and services, will also be based on that technology, which we are continuing to develop. Thus, our revenues are, and for the foreseeable future will be, based on the market acceptance of products and services utilizing our core technology. A decline in demand for products and services based on such technology as used in our current websites, products, services and e-commerce applications, whether as a result of competition, technological change or any other reason, would have a material and adverse effect on our business, financial condition and results of operations.

     We Face Online Commerce Security Risks. A significant barrier to online commerce and communications is the need for secure transmission of confidential information over public networks. Merchants on the Internet are subject to the risk of credit card fraud and other types of theft and fraud perpetrated by hackers and online thieves. Credit card companies may hold merchants fully responsible for any fraudulent purchases made when the signature cannot be verified. Credit card companies and others are in the process of developing anti-theft and anti-fraud protections. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as credit card numbers in connection with our e-commerce activities. While we are continually monitoring concerns about online security, developing internal controls and trying to obtain third party security products, at the present time the risk of such potential breaches of security could have a material adverse effect on our business, prospects, financial condition and results of operations. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms we use to protect customer transaction data. A party who is able to circumvent our security measures could misappropriate confidential information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. If any such compromise of our security were to occur, it, and our potential liability resulting therefrom, could have a material adverse effect on our business, prospects, financial condition and results of operations.

     Users of our Products and Services have Concerns about Online Privacy. While we notify our website users of our privacy policies and about our use of the data we acquire from their use of the websites, we expect that regulatory restrictions on use of such data, and increases in consumers' concerns about such use, may inhibit the growth of the Internet and other online services generally, especially as a means of conducting e-commerce. Our activities and the activities of our third-party contractors involve storage and transmission of proprietary information, such as credit card numbers and other confidential information. Any such security breaches could damage our reputation and expose us to a risk of loss, litigation and possible liability. We can not be certain that our security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business, prospects, financial condition and results of operations.

     We Face Potential E-Commerce-Related Liabilities and Expenses. As part of our business, we enter into agreements with sponsors, content providers, service providers, and merchants under which we are entitled to receive a share of revenues from the purchase of goods and services by users of our shopping sites. We also act as merchant of record with respect to sales of certain merchandise, some of which is shipped by the manufacturers and some of which is shipped by our third-party fulfillment agents. Such arrangements may expose us to additional legal risks and uncertainties, including potential liabilities to consumers of such products and services. Although we expect to obtain indemnities from the manufacturers of all products that are sold via our websites and we carry general liability insurance, in the event that a manufacturer fails to honor the indemnification obligation our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

     Our e-commerce activities expose us to a number of potential risks, including:

     - potential liabilities for illegal activities that may be conducted by participating vendors;

     -    claims  that  materials  included in our  websites  or merchant  sites linked  to our  websites  or sold by  merchants  through  these  sites infringe third-party patents, copyrights, trademarks or other intellectual property rights, or are libelous, defamatory or in breach of third-party confidentiality or privacy rights for which we will not have or receive complete indemnification;

     -    consumer fraud and false or deceptive advertising or sales practices;

     -    breach of contract claims relating to sales transactions;

     - claims relating to any failure of one or more of our fulfillment agents or participating merchants to appropriately collect and remit sales or other taxes arising from e-commerce transactions conducted through our sites; and

     - claims that may be brought by merchants as a result of their exclusion from our commerce services or losses resulting from any downtime or other performance failures in our hosting services.

     Although we maintain liability insurance, insurance may not cover these claims or may not be adequate. Even to the extent such claims do not result in material liability, investigating and defending such claims are expensive.

     We Face Potential Liability for Online Services from End-Users. Our Internet services to users will include a variety of services that enable individuals to exchange information, conduct business and engage in various online activities, such as participating in on-line chats. The law relating to the liability of providers of these online services for activities of their users is currently unsettled. Claims could be made against us


     - for products liability or other tort claims relating to goods or services sold through our websites or through links from our websites;

     - for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature and content of information that may be posted online by our users;

     - with respect to content and materials that may be posted by users in chat rooms or other interactive services (for example, for copyright or trademark infringement or other wrongful actions of third parties because we provide hypertext links to websites operated by such third parties, or for legal injury caused by statements made to, or actions taken by, participants in our chat room services); and

     - for losses incurred in reliance on such information in connection with information provided through our services based on errors contained in the product information or magazine content.

     Our Business is Subject to Possible Future Government Regulation and Legal Uncertainties. There are currently few laws or regulations directly applicable to consumers' access to, or the conduct of e-commerce on, the Internet, other than laws and regulations generally applicable to consumer marketing, sales and telecommunications. Because the laws relating to the use of the Internet are evolving and constantly being impacted by the events and circumstances occurring on the Internet, the law surrounding many Internet issues is uncertain. For example, courts are currently grappling with jurisdictional and taxation issues related to operations conducted over the Internet. Our websites are available over the Internet in many states and foreign countries, and, as sales are effected through our websites to consumers residing in such states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. We are qualified to do business in only two states, and our failure to qualify as a foreign corporation in a jurisdiction where such qualification is required could subject us to taxes and penalties for the failure to qualify.

     Due to the global nature of the Internet, it is possible that the governments of other states and foreign countries might attempt to regulate our transmissions or prosecute us for violations of their laws. We might unintentionally violate existing laws, or laws may be modified, or new laws enacted, in the future, about which we know little or nothing. Any ignorance of, or inability to keep abreast of, the laws of other states and countries and any resulting penalties, fees or liabilities could have a material adverse effect on our business, financial condition, and results of operations.

     We anticipate that in the near future substantive additional federal, state and international regulations may be adopted relating to user privacy and the collection and utilization of user information or through the Internet. The Children's Online Protection Act and the Children's Online Privacy Act, which will restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors, was recently signed into law in the United States, and regulations restricting the collection and utilization of user information are in force in many European countries. To the extent that we do not effectively comply with such regulations, or if such regulations materially impair our ability to effectively utilize direct marketing, our business, results of operations, and financial condition could be materially and adversely affected.

     A number of other countries and the European Commission have announced or are considering additional regulation concerning, among other things, the liability of online service providers for activities that take place using their services. Such laws and regulations could fundamentally impair our ability to provide Internet search engine, sales and marketing, chat rooms and other services as planned, or could substantially increase the cost of doing so. Congress recently passed (and the President has signed into law) the Digital Millennium Copyright Act, which is intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others, but we can not be certain that this or future legislation will limit our potential liability resulting from such action.

     Several telecommunications carriers and others are seeking government regulation of communications over the Internet. Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet use have begun to experience interruptions in phone service, local telephone carriers have sought increased regulation of Internet service providers ("ISPs") and online service providers ("OSPs") and to impose certain access and other fees. Increased regulation or the imposition of access fees could substantially increase the costs of communicating on the Internet, potentially decreasing the demand for our products and services. Proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce, and could adversely affect our opportunity to derive financial benefit from such activities.

     It is probable that additional laws and regulations will be adopted covering issues such as defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. Such legislation could expose us to substantial liability. Such legislation could also dampen the growth in use of the Internet for commerce, decrease the acceptance of the Internet as a communications and commercial medium, or require us to incur significant expense in complying with any new regulations.

     We Could Become Subject to Sales and Other Taxes. We do not currently collect sales and other similar taxes with respect to shipments of goods to consumers into states other than California, North Carolina and New York. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies which engage in online commerce. In addition, any new operation in states outside of California could subject shipments into such states to state sales taxes under current or future laws. A successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the sale of merchandise could have a material adverse effect on our business, prospects, financial condition and results of operations.

     We Rely on One or More Third-Party Internet Providers. We rely on one or more private third-party providers for our principal Internet connections. Any disruption in the Internet access provided by third-party providers or any failure of such third-party providers to handle current or higher volumes of use could have a material adverse effect on our business, prospects, financial condition, and results of operations. We are dependent on hardware suppliers for prompt delivery, installation, and service of servers and other equipment to deliver our products and services, which will become increasingly important as our business grows. Any errors, failures, or delays experienced in connection with these third-party technology services could negatively impact our relationship with users, and adversely affect our brand and our business, and could expose us to liabilities to third parties.

     We are Dependent on the Availability of Merchandise and our Relationships with Vendors. The continued success of our software and business-to-business electronic merchandising products, and the success of the products and services associated with our Internet shopping sites, are substantially dependent upon the continued support by manufacturers and vendors in the Apparel, textile, home furnishings and home design industries. We have established relationships with major manufacturers and retailers in the Apparel, textile, home furnishings and home design industries, and we have featured the products of home furnishings manufacturers and vendors in catalogs used together with our electronic merchandising software. We expect the relationships that we maintain with major manufacturers and retailers in the Apparel, textile, home furnishings and home design industries will be key to the development and success, if any, of our Internet shopping sites. We can not be certain that manufacturers or vendors whose products are represented in electronic merchandising catalogs for in-store use will continue to support the Company's electronic merchandising software, or that manufacturers and vendors whose products are featured on our software products will continue to contract with us. We have no long-term contracts or arrangements with our vendors that guarantee the availability of merchandise, the continuation of particular payment terms or the extension of credit limits. There can be no assurance that our current vendors will continue to sell merchandise through our online services on the current terms or that we will be able to establish new, or extend current, vendor relationships to ensure acquisition and delivery of merchandise to consumers in a timely and efficient manner and on acceptable commercial terms. In addition, we can not be certain that we will be able to obtain the quantity or quality of products for purchase through our Internet shopping sites that we believe is optimum. Our ability to partner with reputable suppliers, obtain high quality merchandise from those suppliers, and our suppliers' ability to produce, stock and deliver high quality products to our customers, is critical to our success. If we are unable to satisfy any of these elements or are unable to develop and maintain relationships with suppliers that would allow us to obtain a sufficient variety and quantity of quality merchandise on acceptable commercial terms, our business, prospects, financial condition and results of operations would be materially, adversely affected.

     We are Dependent on Third Parties for Content Development. A key element of our strategy involves providing content targeted for interest areas and demographic groups in order to attract consumers to our shopping sites. In these efforts, we rely on content development efforts of third parties. We cannot guarantee that our current or future third-party affiliates will provide content that attracts the numbers or types of consumers needed for sales volumes that will result in significant revenue to us. Any failure of these parties to develop high-quality content also could hurt the Styleclick.com, Fashiontrip.com and other of our existing and future brands. Certain of our arrangements also require us to integrate third parties' content with our services, which can require significant programming and design efforts.

     We are Dependent on Distribution Relationships. In order to create traffic for our online properties and make them more attractive to advertisers and consumers, we have certain distribution agreements and informal relationships with leading portal sites, and we will seek to develop additional such agreements. We believe these arrangements are important to the promotion of our shopping sites, particularly among new Internet users who may first access the Internet through these sites. Our business relationships with these companies are intended to increase the use and visibility of Styleclick.com, Fashiontrip.com, and our other products and services. These distribution arrangements typically are not exclusive, and may be terminated upon little or no notice. Any failure to obtain distribution in a cost-effective manner could have a material adverse effect on our business, prospects, financial condition and results of operations.

     We are Dependent on Certain Suppliers and Shippers. Unlike retail store operators and certain online commerce providers, we carry no material amounts of inventory and have no warehouse employees or facilities. We rely on rapid fulfillment from our vendors and third-party fulfillment agents. We have no long-term contracts or arrangements with our vendors that guarantee the availability of merchandise, the continuation of particular payment terms, the extension of credit limits or shipping schedules. We can not be certain that we will be able to establish new, or extend current, vendor and third-party fulfillment relationships to ensure delivery of merchandise to consumers in a timely and efficient manner and on acceptable commercial terms. If we were unable to maintain relationships with vendors and one or more third-party fulfillment agents that will allow us to obtain sufficient quantities of merchandise on acceptable commercial terms, or in the event of labor disputes or natural catastrophes affecting such vendor arrangements, our business, prospects, financial condition and results of operations would be materially adversely affected. We believe that the fulfillment agent that we have currently retained is reputable and honest in effecting business transactions necessary to our operations, and we will continue to investigate the reputation and businesses of any other fulfillment agents that we retain in the future. However, any misfeasance on the part of any fulfillment agent could have an adverse effect on our reputation and results of operations.

     We Need to Effectively Manage our Potential Growth. To manage our potential growth, we must continue to implement and improve our operational and financial systems and controls and to expand, train, and manage our employee base. The process of managing our sales and advertising operations is an increasingly important and complex task. To the extent that any failures in our order processing or fulfillment activities result in consumer dissatisfaction, the Styleclick.com and Fashiontrip.com brands, and any other of our brands used in connection with our products and services, would be harmed and opportunities for repeat sales to such consumers, vendors and advertisers would be reduced. To the extent that any extended failure of our advertising management system results in incorrect advertising copy, we may be exposed to "make good" obligations with our advertising customers, which, by displacing advertising inventory, could defer advertising revenues. Failure of our management systems effectively to scale to higher levels of use or to track and provide accurate and timely reports on sales and advertising results also could negatively affect our relationships with vendors and advertisers. Our systems, procedures, or controls may not be adequate to support our operations, particularly if we experience rapid growth. Our management may not be able to achieve the rapid execution necessary to fully exploit our market opportunity. Any inability to effectively manage growth could have a material adverse effect on our business, prospects, financial condition and results of operations.

     We Face a Risk of Systems Failures and Inadequacy. We are dependent on our ability effectively to serve high volume use of our shopping and marketing services. Accordingly, the performance of our systems is critical to our reputation, our ability to attract vendors, consumers and advertisers to our websites, and to achieve market acceptance of our products and websites. Any system failure that causes an interruption or an increase in response time of our products or services could result in less traffic to our websites and, if sustained or repeated, could reduce the attractiveness of our products and services. An increase in the volume of product searches conducted through our search engine capabilities could strain the capacity of the software or hardware we have deployed, which could lead to slower response time or system failures. In addition, as the number of websites, web pages and users of our sites increase, our products and infrastructure may not be able to scale accordingly. We may not be able successfully to implement and scale our services to the extent required by any growth in the number of users of such services. Failure to do so may affect the goodwill of users of these services, or negatively affect our brand and reputation, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

     Our operations are susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins, and similar events. In addition, substantially all of our network infrastructure is located in Southern California, an area susceptible to earthquakes. We do not have multiple infrastructure site capacity in the event of any such occurrence. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering with our computer systems. We do not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any of these events. Such events could have a material adverse effect on our business, prospects, financial condition and results of operations.

     We Rely on Advertising Revenues. We expect to derive a substantial portion of our revenues from the sale of advertisements on our websites under short-term contracts. Many of our advertising customers have limited experience with the Internet as an advertising medium. Our ability to generate significant advertising revenues will depend upon, among other things:

     -    our  advertisers'  acceptance  of the  Internet  as an  effective  and
          sustainable   advertising  medium  which  justifies  their  continuing
          financial commitment vis-a-vis other channels of advertising;

     -    the  development of a large base of users of our services who generate
          e-commerce   transaction   business   and  who   possess   demographic
          characteristics attractive to our advertisers; and

     - our ability to continue to develop and update effective advertising delivery and measurement systems.

No standards have yet been widely accepted for the measurement of the effectiveness of Internet advertising. We cannot guarantee that such standards will develop sufficiently to support Internet advertising as a significant advertising medium. Nor can we guarantee that advertisers will determine that banner advertising, which is the primary form of advertising that we offer, is an effective advertising medium. We may not be able effectively to transition to any other forms of Internet advertising, should such other forms prove more popular. Certain advertising filter software programs are available that limit or remove advertising from an Internet user's monitor. Such software, if generally adopted by users, may have a material adverse effect upon the viability of advertising on the Internet. Our advertising customers may not accept the internal and third-party measurements of impressions received by advertisements on our websites; such measurements may contain errors. We rely primarily on our internal advertising sales force for advertising sales, which involves additional risks and uncertainties, including risks associated with the recruitment, retention, management, training, and motivation of sales personnel. As a result of these factors, we may not be able to sustain or increase current advertising sales levels. Failure to do so could have a material adverse effect on our business, operating results, and financial position.

     We Face Competition for Advertising Expenditures. We compete with online services, other website operators and advertising networks, as well as traditional offline media such as television, radio and print for a share of advertisers' total advertising budgets. We believe that the number of companies selling Internet-based advertising and the available inventory of advertising space has recently increased substantially. Accordingly, we may face increased pricing pressure for the sale of advertisements, which could reduce our advertising revenues. In addition, our sales may be adversely affected to the extent that our competitors offer superior advertising services that better target users or provide better reporting of advertising results.

     We Face Intense Competition in the E-Commerce Industry. The e-commerce market is new, rapidly evolving and intensely competitive. We expect competition in the online e-commerce market to intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new sites at a relatively low cost. In addition, the retail shopping industry generally, in which our e-commerce strategy is focused, is intensely competitive.

     We currently compete with a variety of other companies, both for products and for end consumers. Competitors for vendors of products to sell products online and/or for end consumers include the following types of entities:

      - There are a great many online vendors and destination sites and new sites are being formed on a continuous basis. Examples of a few online vendors are Bluefly.com, Buy.com, Ivillage.com, Amazon.com, Shopping.com, and Fashionmall.com.

      - Various fashion and decorating magazines have sponsored destination sites, such as Elle.com, Gurl.com and Cosmopolitan.com, to name just a few.

      - Retailers, such as J. Crew and The Gap, who have traditionally operated their businesses out of brick-and-mortar premises, are now seeking to expand their businesses in the e-commerce arena.

      - Mail order operators, such as Lands' End and Eddie Bauer, and television shopping channels have also established Internet shopping sites.

      - Retail shopping malls, designer factory outlet malls and designer boutiques continue to compete for end-users.

We have not positioned ourselves as a discounter of the products sold on our site, and customers may find some or all of the products offered on our websites at lower prices elsewhere. To the extent that we are not able to continue to attract product lines that fit the desired profile for our shopping sites or consumers choose to make their purchases from our competitors, our financial results would be negatively impacted.

     The principal competitive factors in the e-commerce consumer market are brand recognition, selection, personalized services (such as search and intelligent agent capabilities), convenience, price, accessibility, customer service, quality of search tools, quality of site content, reliability and speed of fulfillment. Many of our existing and potential competitors have longer operating histories, more product offerings, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources. In addition, current and future online retailers may be acquired by, receive investments from, or enter into other commercial relationships with, larger, better-established and well-financed companies as use of the Internet and other online services increases. Certain of our competitors may be able to secure merchandise from manufacturers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to website and systems development. Increased competition may cause us to suffer reduced operating margins, loss of market share and a diminished brand franchise. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures may have a material adverse effect on our business and prospects. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on our financial results. New technologies and the expansion of existing technologies may increase the competitive pressures on our business, with a consequent material adverse effect on our business, prospects, financial condition and results of operations.

     We Face Risks Associated with Brand Development. We believe that establishing and maintaining the Styleclick.com and Fashiontrip.com brands, and brands associated with future websites, as Internet shopping destinations is a critical aspect of our efforts to attract vendors and consumers to use our services, and advertisers to advertise on our sites. We also believe that the importance of Internet shopping destination brand recognition will increase due to the growing number of Internet shopping sites and the relatively low barriers to entry. Promotion and enhancement of our brands will depend largely on our success in providing high-quality products and services. In order to attract and retain Internet users and to promote and maintain our brand names, we may find it necessary to increase expenditures devoted to creating and maintaining brand loyalty. In the event of any breach or alleged breach of security or privacy involving our services, or if any third party undertakes illegal or harmful actions utilizing our services, we could suffer substantial adverse publicity and impairment of our brands and reputation. If we are unable to provide high-quality products and services or otherwise fail to promote and maintain our brand, or if we incur excessive expenses in an attempt to improve our products and services or promote and maintain our brand, our business, operating results, and financial condition will be materially and adversely affected.

     We Face Risks Associated with Patents and Other Intellectual Property Protection. All of our products are based on or use a common core technology encompassing proprietary algorithms for rendering and modeling. This process is covered by two issued United States patents and one patent that has been "allowed" for issuance. Our ability to compete effectively depends in large part on our ability to develop and maintain as proprietary the essential components of our technology. In addition, we regard our copyrights, trademarks, trade dress, trade secrets, and similar intellectual property as critical to our success.

     To protect our proprietary rights, we rely on a combination of the patents covering parts of our core technology and our other pending patent, copyright and trademark laws, trade secret protection, confidentiality procedures and contractual provisions, including nondisclosure agreements with employees and others. Although we intend to enforce aggressively our intellectual property rights, such protection may not preclude competitors from developing products with features and functionalities similar to our products, and there can be no assurance that such protection will be available or be enforceable in any particular instances of competition or that we will have the financial resources necessary to enforce our patent, trade secret or other intellectual property rights which may be infringed. Any inability to enforce such rights could materially decrease the expected benefits from our technology. In addition, we can not be certain that any confidentiality and nondisclosure agreements between us and our employees and others will provide adequate protection for the Company's proprietary information in the event of any unauthorized use or disclosure of such proprietary information. We are aware that the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Furthermore, we have not sought or received patent protection in any foreign jurisdiction nor trademark protection for our product trademarks in most foreign jurisdictions. In addition, some aspects of our products are not subject to intellectual property protection.

     Many parties are actively developing search, indexing, and related Internet technologies and increasingly, companies with much greater capital, operational and personnel capabilities than we have are devoting their efforts on e-commerce. We believe that such parties will continue to take steps to grow, enhance and protect these technologies, including seeking patent protection. As a result, we believe that disputes regarding the ownership of such technologies are likely to arise in the future. For example, we are aware that patents have been issued in the areas of electronic commerce, Internet-based information indexing and retrieval, online direct marketing business methods and other areas relating to the World Wide Web and the Internet. We anticipate that additional third-party patents in these fields will be issued in the future. As a result, third parties may assert patent infringement claims against us, based on allegations that our products and services infringe their patent rights, and we have in the past received letters and other communications from third parties alleging such claims. In addition to patent claims, third parties may assert claims against us alleging infringement of copyrights, trademark rights, trade secret rights or other proprietary rights or alleging unfair competition. We may incur substantial expenses in defending against any such third party infringement claims regardless of the merit of such claims. In the event that there is a determination that we have infringed third party proprietary rights, we could incur substantial monetary liability.

     We Face Potential Claims of Product Infringement. We believe that our products, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties. However, we can not be certain that third parties will not assert infringement claims against us in the future. The law relating to use of others' copyrighted information and trademarks posted on the Internet is in the process of development, and many legal issues in the intellectual property area remain unsettled. For example, whether, and, if so, the circumstances under which, a website owner may create deep links into websites of third parties without their consent is not yet resolved. This ability, however, is an important function of search engines, like those developed by us, intended to identify and provide access to wide-ranging information on the Internet about comparative products. We have agreed to defend and indemnify some of our licensees against certain infringement, unfair competition and similar claims relating to the products and components developed by us. The successful assertion of such claims against us would have a material adverse effect on our business, prospects, financial condition and results of operation. While we are not currently engaged in any intellectual property litigation or proceedings, we can not be certain that we will not become so involved in the future. An adverse outcome in litigation or similar proceedings could subject us to significant liabilities to third parties, require disputed rights to be licensed from others or require us to cease marketing or using certain products, any of which could have a material and adverse effect on our business, prospects, financial condition and results of operations. If we are required to obtain licenses under patents or proprietary rights of others, there can be no assurance that any required licenses would be made available on terms acceptable to us, if at all. In addition, the cost of responding to an intellectual property litigation claim both in legal fees and expenses and the diversion of management resources, whether or not the claim is valid, could have a material adverse effect on our results of operations.

     We Face Risks Associated with Domain Names. We currently hold various Internet domain names relating to our brands, including the "Fashiontrip.com" and "Styleclick.com" domain names. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. For example, in the United States, Network Solutions, Inc. is the exclusive registrar for the ".com", ".net", and ".org" generic top-level domains. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that we will be able to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights in unclear. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Any such inability could have a material adverse effect on our business, prospects, financial condition and results of operations.

     Our Operating Results Fluctuate. We have experienced, and expect to continue to experience, substantial fluctuations in revenues and other operating results due to a variety of factors, some of which are unforeseeable and beyond our direct control. Our quarterly results of operations can be substantially affected by factors such as our ability to achieve sufficient sales volume and advertising revenues to realize economies of scale, research and development expenditures, the timing of receipt of software license fees, and customer acceptance of new products and product enhancements and product promotions by us or by our competitors. Our quarterly results of operations are also affected by changes in pricing policies by us and by our competitors, changes in general economic conditions and other factors. In addition, our quarterly results have at times in the past been affected by extraordinary events, such as the proceeds received from the exercise of our publicly-traded warrants after we notified warrantholders of our intent to redeem such warrants, sale of specific assets, and the expensing of certain items.

     The ability to use past quarters' operating results as a metric for predicting future quarters' results will also be impacted by the changes in our business strategy to concentrate our efforts on the development and launch of e-commerce shopping sites and related products and services. Our change in focus marks a significant departure from past operations, and results obtained by us in connection with past operations are not likely to be indicative of future performance. Introduction of products and services into the e-commerce market and the revenues received by us from such products and services will be dependent upon the timing of our completion of product and service development and beta testing, the price established for such products and services, the levels and timing of product sales and other criterial factors, all of which are uncertain.

     In general, traffic levels on Internet websites have typically fluctuated on a quarterly basis, which could result in a decrease in user traffic on Internet shopping sites during certain periods. We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. In addition, sales in the traditional retail industry are much higher in the fourth calendar quarter of each year than in the preceding three quarters. Similar seasonal or other patterns may develop in the e-commerce industry, although we are not able to predict any trends or patterns that may develop.

     In view of such fluctuations and the changes in our business strategy to concentrate our efforts on e-commerce shopping sites and related products and services, we believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied on as an indication of future performance.

     Our Stock Price is Volatile. The trading price of our stock has been and may continue to be subject to wide fluctuations. During 1998, the closing sale prices of the Company's common stock on the Nasdaq Stock Market ranged from $7.125 to $24.25, and during the first quarter of 1999, from $12.00 to $20.34. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations, new products and vendor and other agreements by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in our markets. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to operating performance. These broad market and industry fluctuations may adversely affect the price of the stock, regardless of our operating performance.

     We Face Risks Associated with Outstanding Rights of First Refusal. We granted Intel Corporation ("Intel") the right of first refusal to purchase a pro rata share of any new securities issued by us after April 7, 1999 until the earlier of (i) Intel and/or its majority-owned affiliates owning less than 20% of the 455,217 shares purchased under the Stock and Warrant Purchase and Investor Rights Agreement dated April 7, 1999; or (ii) April 7, 2002. The right granted to Intel does not extend to issuance of up to 2,500,000 shares of common stock or options or warrants therefor issued to our employees, officers, directors or consultants; 750,000 shares of common stock issuable to strategic investors in transactions unanimously approved by the Board; shares issued pursuant to a merger, acquisition or other reorganization; and shares of common stock issuable upon exercise of outstanding warrants and options.

     We Face Risks Associated with Outstanding Repurchase Options. We issued warrants to purchase an aggregate of 1,457,919 shares of the common stock to Intel (in addition to the Intel Warrants), Castle Creek Technology Partners LLC, Marshall Capital Management, Inc. Spinner Global Technology Fund, Ltd. and Winfield Capital Corp., subject to approval by our shareholders. These warrants are subject to a repurchase option with respect to all or any part of such warrants if our shareholders fail to approve the grant of such warrants at our next annual meeting of shareholders. If the repurchase option is elected, we would be obligated to repurchase all or a portion of the warrants at the greater of (i) 150% of the option price calculated by reference to the Black-Sholes formula utilizing the Bloomberg online page on the date of the exercise of the repurchase option, and (ii) the amount equal to the average closing sale price during the ten trading days immediately preceding the earlier of July 30, 1999 and the annual meeting of our shareholders at which shareholder approval is sought, minus the exercise price. The exercise of the repurchase options would have a material adverse effect on our business, prospects, financial conditions and results of operations.

     There is Additional Common Stock Eligible for Future Sale. The market price of our common stock could decline as a result of future sales of shares of common stock (i) by existing shareholders pursuant to Rule 144 under the Securities Act of 1933, as amended, (ii) by existing shareholders who hold shares that are freely tradeable, (iii) through the exercise of piggyback or demand registration rights for shares issuable upon conversion of outstanding convertible securities, (iv) in connection with the exercise of warrants or employee stock options, or otherwise. At April 9, 1999, (i) 7,399,515 shares of common stock are issued and outstanding, (ii) options to purchase a total of 1,797,454 shares of common stock are outstanding (some of which are subject to shareholder approval), of which 553,954 are currently exercisable, (iii) warrants to purchase 959,181 shares of common stock are outstanding, of which 943,181 are currently exercisable, and (iv) warrants to purchase an aggregate of 1,457,917 shares of common stock have been granted subject to shareholder approval. Sales of substantial amounts of shares in the public market, or the prospect of such sales, could adversely affect the market price of common stock.

     Effecting a Change of Control Could be Difficult Due to the Concentration of Stock Ownership. As of April 9, 1999, (i) our directors and executive officers, and their affiliates beneficially owned approximately 31.4% of our outstanding stock, (ii) Intel Corporation beneficially owned approximately 7.7% of our outstanding stock (and will own approximately 13.89% of our outstanding stock when and if all of the warrants to purchase 538,674 shares of our stock currently held by Intel Corporation are exercised), and (iii) Castle Creek Technology Partners LLC beneficially owned approximately 6.2% of our outstanding stock (and will own approximately 12.52% of our outstanding stock when and if all of the warrants to purchase 538,674 shares of our stock currently held by Castle Creek Technology Partners LLC are exercised). Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

     We do not Anticipate Paying Dividends. We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

     The Liability of Our Directors is Limited. Our Articles of Incorporation substantially limit the liability of our directors to us and to our shareholders for breach of fiduciary and other duties to us.

     Our Management has Discretion in the Use of Proceeds. We currently intend to use the proceeds from the exercise of the Warrants, in addition to the $6,343,599 of cash and cash-equivalents on hand at December 31, 1998, for working capital purposes, investment in additional development and acquisition opportunities, and to finance expansion of our Internet shopping sites. Management will have broad discretion as to the use of such proceeds and reserves the right to reallocate all proceeds to working capital. The Company does not currently have any pending acquisitions, nor does it have any specific planned acquisitions.

     We May Face Year 2000 Risks. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates and, as a result, many software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. We have assessed the Year 2000 issue and believe that the cost of additional actions will not have a material effect on our results of operations or financial condition. Although we currently believe that our systems are Year 2000 compliant in all material respects, our current systems and products may contain undetected errors or defects with Year 2000 date functions that may result in material costs. Although we are not aware of any material operational issues or costs associated with preparing our internal systems for the Year 2000, we may experience serious unanticipated negative consequences (such as significant downtime for one or more of our websites) or material costs caused by undetected errors or defects in the technology used in our internal systems. We have solicited and received from our major vendors of computer products used in our operations Year 2000 compliance statements with respect to the products purchased from our vendors. Although we currently believe that our major vendors' products used in our operations are Year 2000 compliant in all material respects, such products may contain undetected or undisclosed errors or defects with Year 2000 date functions that may result in material costs, and we could experience serious unanticipated negative consequences or material costs caused by any such errors or defects. In addition, we utilize third-party equipment, software and content, including non-information technology systems ("non-IT systems"), such as our security system, building equipment and non-IT systems embedded microcontrollers that may not be Year 2000 compliant. We can not be certain that no Year 2000 problems will arise. Failure of such third-party equipment, software or content to operate properly with regard to the year 2000 and thereafter could require us to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on our business, results of operations, and financial condition. Finally, we are also subject to external forces that might generally affect industry and commerce, such as telecommunications, utility or transportation company Year 2000 compliance failures and related service interruptions. Furthermore, the purchasing patterns of advertisers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. However, these expenditures may result in reduced funds available for Internet advertising or sponsorship of Internet services, which could have a material adverse effect on our business, results of operations, and financial condition.

     We Face Risks Associated with International Operations and Expansion. A major part of our strategy is to extend Styleclick.com, Fashiontrip.com and other websites, as they are developed and launched, in international markets. To date, we have only limited experience in developing localized versions of our products and marketing and operating our products and services internationally. We expect to continue to experience higher costs as a percentage of revenues in connection with international online properties. International markets we have selected may not develop at a rate that supports our level of investment. In particular, international markets may be slower in adoption of the Internet as an advertising and commerce medium. We may experience difficulty in managing international operations as a result of distance as well as language and cultural differences. We or our partners may not be able successfully to market and operate our products and services in foreign markets. In addition, in a number of international markets we face substantial competition from ISPs, some of which have a dominant market share in their territories, that offer or may offer their own navigational service.

                                 USE OF PROCEEDS

     The Selling Security Holders will receive all of the proceeds from the sale of the shares, less any brokerage or other expenses of sale incurred by them. We will receive up to $4,429,639 (less estimated offering expenses of approximately $78,277) if the Selling Security Holders exercise all of the Warrants. We can not be certain that any or all of the Warrants will be exercised. We expect to use the net proceeds from the exercise of the Warrants for working capital purposes, including the launch of successive portions of Styleclick.com and future Internet shopping sites, enhancement of its existing software products, expansion of its product lines by developing new software products principally directed at the consumer marketplace, and expansion of its distribution network and its sales and marketing forces within the United States and internationally. Pending such uses, we will invest any net proceeds in short-term, investment grade, interest-bearing securities.


                               RECENT DEVELOPMENTS

     In March 1999, Modacad announced the sale of its 3D Visual MerchantTM product line and ModaDESIGN PRO TM product to Lectra Systems, Inc. ("Lectra"), a subsidiary of Lectra Systems SA. Additionally, we licensed to Lectra our ModaFINITY and ModaCATALOG software products and the right to use certain of our core technology. In April 1999, we announced the completion of a private placement of our common stock and warrants valued at $8.5 million. Concurrently, we announced the issuance of $5 million of our common stock to Intel Corporation in return for Intel Corporation's agreement to terminate its royalty stream under its software development agreement with us.

                            SELLING SECURITY HOLDERS

     The following table sets forth: (i) the number of shares of common stock beneficially owned by each Selling Security Holder as of April 9, 1999, (ii) the number of shares of common stock to be offered hereby by each Selling Security Holder, and (iii) the number of shares of common stock and the percentage of the outstanding shares of common stock to be beneficially owned by each Selling Security Holder after completion of the offering. The information set forth below is based on information provided by each Selling Security Holder. Except as set forth in the footnotes, none of the Selling Security Holders has had a material relationship with the Company within the past three years, other than as a result of the ownership of the shares or other securities of the Company.

                 Shares
            Beneficially Owned                     Shares Beneficially
            Prior to Offering                    Owned After Offering(2)
          ---------------------       ------------------------------------------
Name of     Number    Number            Number     Percent    Number    Percent
Selling   (excluding including       (excluding (excluding (including (including
Security    Intel      Intel   No. of   Intel      Intel     Intel      Intel
Holder(1)  Warrant    Warrant  Shares   Warrant    Warrant    Warrant   Warrant
            Shares)   Shares)  Offered  Shares)  Shares)(3)  Shares)  Shares)(3)
--------------------------------------------------------------------------------
McKee & Co.
ESOP(4)       23,048(5)   23,048(5)  23,048       0         0        0       0

William B.
McKee(4)      94,423(6)   94,423(6)  92,423     2,000       *      2,000     *

Mark Jazwin(4) 4,367(7)    4,367(7)   4,367       0         0        0       0

Ronald
Marusiak(4)   13,412(8)   13,412(8)     662    12,750       *     12,750     *

Gary          21,100(9)   21,100(9)  14,000     7,100       *      7,100     *
Sherman (4)
                    (10)(11)    (12)(13)
Intel         581,534  1,120,208    126,316   455,218     6.2%   993,892   12.5%
Corporation

Leslie         8,000(14    8,000(14)  8,000       0         0        0       0
Saleson

Andrea       462,846(15  462,846(15)  8,000   454,846     6.1%   454,846    6.1%
Vecchione

Peter Frank    6,000(16    6,000(16)  8,000       0         0        0       0

F. Stephen
Wyle           10,000(17) 10,000(17) 10,000       0         0        0       0

______________________
*        Less than one percent.

(1) Such persons have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2) For each Selling Security Holder, assumes that all of the shares covered by the prospectus are sold or otherwise disposed of and that no other shares are acquired or sold by the Selling Security Holders.

(3)  Based on 7,399,515 total shares outstanding as of April 9, 1999.

(4) Selling Security Holder is a transferee of W.B. McKee Securities, Inc., the underwriter for the Company's initial public offering.

(5) Consists of (i) 5,944 shares of common stock which may be purchased by the McKee & Co. Employee Stock Ownership Trust ("McKee & Co. ESOP") upon the exercise of currently exercisable Underwriter Warrants at an exercise price of $6.00 per unit (each unit consisting of one share of common stock and one redeemable Underlying Underwriter Warrant to purchase one share of common stock), (ii) 5,944 shares of common stock which may be purchased by the McKee & Co. ESOP upon the exercise of Underlying Underwriter Warrants at an exercise price of $9.10 per share, which Underlying Underwriter Warrants may be purchased by the McKee & Co. ESOP upon the exercise of currently exercisable Underwriter Warrants at an exercise price of $6.00 per unit, and (iii) 11,160 shares of common stock which may be purchased by the McKee & Co. ESOP upon the exercise of currently exercisable Underlying Underwriter Warrants at an exercise price of $9.10 per share.

(6) Consists of (i) 2,000 shares of common stock held in the name of the William B. McKee Roth IRA (the "McKee IRA") with respect to which shares William B. McKee possesses voting and investment power, (ii) 18,059 shares of common stock which may be purchased by Mr. McKee upon the exercise of currently exercisable Underwriter Warrants held by Mr. McKee at an exercise price of $6.00 per unit (each unit consisting of one share of common stock and one redeemable Underlying Underwriter Warrant to purchase one share of common stock), (iii) 18,059 shares of common stock which may be purchased by Mr. McKee upon the exercise of Underlying Underwriter Warrants held by Mr. McKee at an exercise price of $9.10 per share, which Underlying Underwriter Warrants may be purchased by Mr. McKee upon the exercise of currently exercisable Underwriter Warrants held by Mr. McKee at an exercise price of $6.00 per unit, (iv) 33,905 shares of common stock which may be purchased by Mr. McKee upon the exercise of currently exercisable Underlying Underwriter Warrants held by Mr. McKee at an exercise price of $9.10 per share and (v) 22,400 shares of common stock which may be purchased by the McKee IRA upon the exercise of currently exercisable Underlying Underwriter Warrants held in the name of the McKee IRA at an exercise price of $9.10 per share. Mr. McKee was a director of the Company during the period from May 1996 to November 1996.

(7) Consists of (i) 1,126 shares of common stock which may be purchased by Mark Jazwin upon the exercise of currently exercisable Underwriter Warrants at an exercise price of $6.00 per unit (each unit consisting of one share of common stock and one redeemable Underlying Underwriter Warrant to purchase one share of common stock), (ii) 1,126 shares of common stock which may be purchased by Mr. Jazwin upon the exercise of Underlying Underwriter
     Warrants at an exercise price of $9.10 per share, which Underlying Underwriter Warrants may be purchased by Mr. Jazwin upon the exercise of currently exercisable Underwriter Warrants at an exercise price of $6.00 per unit, and (iii) 2,115 shares of common stock which may be purchased by Mr. Jazwin upon the exercise of currently exercisable Underlying Underwriter Warrants at an exercise price of $9.10 per share.

(8) Consists of (i) 12,000 shares of common stock held in the name of the Micro-Tronics Inc. Profit Sharing Plan and Trust, with respect to which shares Ronald Marusiak possesses voting and investment power as plan administrator and trustee,(ii) 750 shares of common stock held by Mr. Marusiak and his wife, Barbara Marusiak, as to which shares they share voting and investment power, (iii) 171 shares of common stock which may be purchased by Mr. Marusiak upon the exercise of currently exercisable Underwriter Warrants at an exercise price of $6.00 per unit (each unit consisting of one share of common stock and one redeemable Underlying Underwriter Warrant to purchase one share of common stock), (iv) 171 shares of common stock which may be purchased by Mr. Marusiak upon the exercise of Underlying Underwriter Warrants at an exercise price of $9.10 per share, which Underlying Underwriter Warrants may be purchased by Mr. Marusiak upon the exercise of currently exercisable Underwriter Warrants at an exercise price of $6.00 per unit, and (v) 320 shares of common stock which may be purchased by Mr. Marusiak upon the exercise of currently exercisable Underlying Underwriter Warrants at an exercise price of $9.10 per share.

(9) Consists of (i) 7,100 shares of common stock held by Gary Sherman and his wife, Rita Sherman, as to which shares they share voting and investment power and (ii) 14,000 shares of common stock which may be purchased by Mr. Sherman upon the exercise of currently exercisable Underlying Underwriter Warrants at an exercise price of $9.10 per share.

(10) Consists of 455,218 shares of common stock held by Intel Corporation and 126,316 shares of common stock which may be purchased by Intel upon the exercise of the Intel Warrant. The Intel Warrant was granted in connection with a software development agreement entered into with Intel Corporation in November, 1997, and we recently issued our securities valued at $5 million in return for Intel's agreement to terminate the royalty stream under its software development agreement with us.

(11) Excludes 538,674 shares of common stock which may be purchased by Intel, subject to shareholder approval, upon the exercise of common stock purchase warrants which were purchased by Intel in April 1999.

(12) Consists of 455,218 shares of common stock held by Intel, 126,316 shares of common stock which may be purchased by Intel upon the exercise of a currently exercisable five-year warrant at an exercise price of $19.00 per share, and 538,674 shares of common stock which may be purchased by Intel, subject to shareholder approval, upon the exercise of common stock purchase warrants which were purchased by Intel in April 1999.

(13) Includes 538,674 shares of common stock which may be purchased by Intel, subject to shareholder approval at the Company's 1999 Annual Meeting to be held in June 1999, upon the exercise of common stock purchase warrants which were purchased by Intel in April 1999.

(14) Consists of 4,000 shares of common stock which may be purchased by Leslie Saleson, a director of the Company, upon the exercise of vested and currently exercisable warrants at an exercise price of $9.50 per share, 2,000 shares of common stock which may be purchased by Ms. Saleson upon the exercise of warrants which vest in October, 1999, at an exercise price of $9.50 per share, and 2,000 shares of common stock which may be purchased by Ms. Saleson upon the exercise of warrants which vest in October, 2000, at an exercise price of $9.50 per share.

(15) Consists of 417,619 shares of common stock held jointly by Andrea Vecchione, a director of the Company, and her husband, Maurizio Vecchione, President and director of the Company, 37,227 shares which may be purchased by Maurizio Vecchione pursuant to currently exercisable stock options at an exercise price of $20.06 per share, 4,000 shares of common stock which may be purchased by Andrea Vecchione upon the exercise of vested and currently exercisable warrants at an exercise price of $9.50 per share, 2,000 shares of common stock which may be purchased by Ms. Vecchione upon the exercise of warrants which vest in October, 1999, at an exercise price of $9.50 per share, and 2,000 shares of common stock which may be purchased by Ms. Vecchione upon the exercise of warrants which vest in October, 2000, at an exercise price of $9.50 per share.

(16) Consists of 2,000 shares of common stock which may be purchased by Peter Frank, a director of the Company, upon the exercise of vested and currently exercisable warrants at an exercise price of $9.50 per share, 2,000 shares of common stock which may be purchased by Mr. Frank upon the exercise of warrants which vest in October, 1999, at an exercise price of $9.50 per share, and 2,000 shares of common stock which may be purchased by Mr. Frank upon the exercise of warrants which vest in October, 2000, at an exercise price of $9.50 per share.

(17) Consists of 2,000 shares of common stock which may be purchased by F. Stephen Wyle, a director of the Company, upon the exercise of vested and currently exercisable warrants at an exercise price of $4.25 per share, 4,000 shares of common stock which may be purchased by Mr. Wyle upon the exercise of vested and currently exercisable warrants at an exercise price of $9.00 per share, 2,000 shares of common stock which may be purchased by Mr. Wyle upon the exercise of warrants which vest in July, 1999, at an exercise price of $9.50 per share, and 2,000 shares of common stock which may be purchased by Mr. Wyle upon the exercise of warrants which vest in July, 2000, at an exercise price of $9.50 per share.

                              PLAN OF DISTRIBUTION

     The Selling Security Holders may from time to time sell all or a portion of the common stock and Warrants offered by the Selling Security Holders hereby in transactions at prevailing market prices on The Nasdaq Stock Market, in privately negotiated transactions at negotiated prices, or in a combination of such methods of sale. The Selling Security Holders may sell the securities offered hereby to purchasers directly or may from time to time offer the securities through dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders or the purchasers of the securities for whom they may act as agents. The Selling Security Holders and any persons who participate in the sale of the securities offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions paid or discounts or concessions allowed to any such person and any profits received on resale of the securities offered hereby may be deemed to be underwriting compensation under the Securities Act.

     In order to comply with the securities laws of certain States, if applicable, the securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from any registration or qualification requirement is available and the requirements have been satisfied.

     We will not receive any portion of the proceeds from the sale by the Selling Security Holders. We will receive the proceeds from the Selling Security Holders' or the transferees' exercise of the Warrants. All of the expenses incurred in connection with the registration of the securities offered hereby will be paid by us except for (a) commissions of brokers or dealers, any transfer fees, and the Selling Security Holders' legal fees and expenses incurred in connection with sales of securities by the Selling Security Holders, which commissions, fees, and expenses will be paid by the Selling Security Holders, and (b) with respect to the shares of common stock issuable upon exercise of the Non-Employee Director Warrants, for compliance with the blue-sky laws of any state other than California.

     We can not be certain that the Selling Security Holders will sell all or any of the securities offered by them hereby. Before offers and sales of securities are made by the Selling Security Holders: (a) to the extent the securities are sold at a fixed price or by option at a price other than the prevailing market price, this prospectus will be amended to set forth such price, and (b) if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, this prospectus will be amended to set forth the terms of the transaction.

     We will issue the: (a) Underwriter Underlying Warrants and the common stock issuable upon exercise of the Underwriter Warrants only upon exercise of the outstanding Underwriter Warrants; (b) common stock issuable upon exercise of the outstanding Underwriter Underlying Warrants only upon exercise of the outstanding Underwriter Underlying Warrants; (c) common stock issuable upon exercise of the Intel Warrant only upon exercise of the Intel Warrant; and (d) common stock issuable upon exercise of the Non-Employee Director Warrants only upon exercise of the Non-Employee Director Warrants. We will issue such Warrants and/or common stock only to the registered holders or a transferee of the Warrants being exercised, in accordance with the terms of such Warrants, if and when such holders exercise the Warrants.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon by Coudert Brothers, Los Angeles, California, counsel to the Company.

                                    EXPERTS

     The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent public accountants, as indicated in the respective reports, and have been so incorporated in reliance upon the authority of said firm as experts in auditing and accounting.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the expenses in connection with the sale and distribution of the securities being registered. All the amounts shown are estimates except for the SEC registration fee:

                                                                  Registration
                                                                 --------------
SEC registration fee                                                 $    777
Accounting fees and expenses                                         $  2,000
Legal fees and expenses                                              $ 30,000
Cost of printing                                                     $    500
Indemnification of Directors and Officers                            $ 40,000
Miscellaneous expenses                                               $  5,000
                                                                  -------------
      Total                                                          $ 78,277


Item 15. Indemnification of Directors and Officers

     Section 317 of the California Corporations Code provides for the indemnification of directors, officers and corporate "agents" of the corporation in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

     Articles V and VI of the Company's Amended and Restated Articles of Incorporation and Section 5.7 of the Company's bylaws provide for indemnification of the directors, officers, employees, and other agents of the Company to the extent and under the circumstances permitted by the California Corporations Code. The Company has obtained directors and officers insurance with a maximum coverage of $2,000,000.

     In connection with this offering, the Selling Security Holders (other than the holders of the Non-Employee Director Warrants) have agreed to indemnify the registrant, its directors and officers and each such person who controls the registrant, against any and all liability arising from inaccurate information provided to the registrant by the Selling Security Holders and made in this registration statement and the prospectus contained herein, and in any amendments or supplements to such registration statement or prospectus.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number

     5.1       Opinion of Coudert Brothers.
    23.1       Consent of Singer Lewak Greenbaum & Goldstein LLP.
    23.2       Consent of Coudert Brothers (included in Exhibit 5.1).
    24.1       Power of Attorney (see page II-3 of this registration statement).

Item 17. Undertakings

     The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, That paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in Culver City, State of California, on April 20, 1999.



                                                  Modacad, Inc.

                                                  By:    /s/ MAURIZIO VECCHIONE
                                                  ------------------------------
                                                  Maurizio Vecchione, President



                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Maurizio Vecchione and Joyce Freedman, or either of them, his or her attorneys-in-fact and agents, each with full power of substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with this registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In  accordance   with  the   requirements   of  the  Securities  Act,  this
registration statement was signed by the following persons in the capacities and on the dates indicated.


      Signature                         Title                            Date
------------------------ ------------------------------------ ------------------


 /s/  JOYCE FREEDMAN             Chairman of the Board           April 20, 1999
------------------------       (Principal Executive Officer)     --------------
      Joyce Freedman                                                   Date


/s/  MAURIZIO VECCHIONE          President and Director          April 20, 1999
------------------------        (Chief Operating Officer)        --------------
     Maurizio Vecchione                                                Date



/s/  LEE FREEDMAN               Vice President, Finance and      April 20, 1999
---------------------- -       Director (Principal Financial    ---------------
     Lee Freedman                 and Accounting Officer)              Date


/s/  ANDREA VECCHIONE                     Director               April 20, 1999
------------------------                                         --------------
     Andrea Vecchione                                                  Date


/s/  STEPHEN WYLE                         Director               April 20, 1999
------------------------                                         --------------
     Stephen Wyle                                                      Date


/s/  LESLIE SALESON                       Director               April 20, 1999
------------------------                                         --------------
     Leslie Saleson                                                    Date

/s/  PETER FRANK                          Director               April 20, 1999
------------------------                                         --------------
     Peter Frank                                                       Date

                                   EXHIBIT INDEX

                                                                   Sequentially
Number            Description                                         Numbered
                                                                        Page

 5.1    Opinion of Coudert Brothers                                      30
23.1    Consent of Singer Lewak Greenbaum & Goldstein LLP                32
23.2    Consent of Coudert Brothers (included in Exhibit 5.1)
24.1    Power of Attorney (see page II-3 of this Registration Statement)